TELECOMMUNICATIONS SERVICES AGREEMENT


           This Telecommunications Services Agreement entered into as of the 25th day of November, 2002, between NEW ISLAND Hospital, a New York not-for-profit corporation having its principal office at 4295 Hempstead Turnpike, Bethpage, New York 11714 ("Hospital"), and MED-LINK USA, INC., a New York corporation having its principal office at 560 Broadhollow Road, Suite 202, Melville, New York 11747 ("Med-Link").

                                R E C I T A L S :

           WHEREAS, Hospital is licensed pursuant to Article 28 of the Public Health Law of the State of New York ("PHL") to operate a hospital; and

           WHEREAS, Med-Link is in the business of furnishing telecommunication services to healthcare providers and establishing networks which serve as a conduits and repositories of healthcare and related information accessible by authorized parties; and

           WHEREAS, Hospital desires to engage Med-Link to provide, among other things, the Services, as defined in Section 2 hereof, in connection with Hospital's patient records and information, and Med-Link is willing to provide such services on the terms and subject to the conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         DEFINITIONS.
           -----------

           Certain defined terms used in this Agreement shall have the meaning specified in this Section 1. Certain additional terms are defined elsewhere in this Agreement.

           1.1 AGREEMENT. The term "Agreement" shall mean this Telecommunications Services Agreement and all schedules, exhibits and attachments, and any amendment(s) thereto.

           1.2 APPLICABLE LAW. The term "Applicable Law" shall mean any state, federal or local statute, regulation, ordinance, code, manual or other issuance by a governmental agency, including without limitation, Title II, Part C of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and 45 CFR Parts 160 and 164, Article 28 of the PHL and regulations promulgated thereunder by the New York State Department of Health and/or local laws, ordinances, rules and regulations established by all governmental, quasi-governmental and administrative bodies having jurisdiction over Hospital and applicable to the parties' respective obligations under this Agreement.

           1.3 AUTHORIZED PERSON. The term "Authorized Person" shall mean a member of the Medical Staff or other person who is authorized by Hospital to use the VPN for purposes of accessing the Data.

           1.4 DATA. The term "Data" shall mean the information delivered to Med-Link by Hospital over the VPN or otherwise, including any Protected Health Information, in order for Med-Link to perform its responsibilities under this Agreement.

           1.5 DOCUMENTATION. The term "Documentation" shall mean the Specifications, and all instruction, operating and user manuals, provided by Med-Link for use in connection with the VPN, whether in electronic, online or hard copy format.

           1.6 EFFECTIVE DATE. The term "Effective Date" shall mean the Effective Date set forth in Section 10.1.

           1.7 IMPLEMENTATION PLAN. The term "Implementation Plan" shall have the meaning set forth in Section 2.1.

           1.8 INSTALLATION DATE. The term "Installation Date" shall mean the date on which the installation of the VPN has been completed.

           1.9 HOSPITAL INTERFACE. The term "Hospital Interface" shall mean the interface between the VPN and the Hospital System.

           1.10 HOSPITAL SYSTEM. The term "Hospital System" shall mean the internal and proprietary computer software, hardware, server and equipment of Hospital.

           1.11 LICENSED MATERIALS. The term "Licensed Materials" shall mean the VPN, the Documentation and all associated material provided to Hospital or developed by Med-Link hereunder, including all modifications, additions, derivatives, Upgrades and enhancements thereof, and all copies thereof.

           1.12 MEDICAL STAFF. The term "Medical Staff" shall mean the Medical Staff of Hospital.

           1.13 PROTECTED HEALTH INFORMATION. The term "Protected Health Information" shall mean individually identifiable health information that is (a) transmitted by electronic media; (b) maintained in any electronic medium; or (c) transmitted or maintained in any other form or medium. "Protected Health Information" does not include individually identifiable health information in
(x) education records covered by the Family Educational Right and Privacy Act, as amended (20 USC ss. 1232g); or (y) records described in 20 USC ss. 1232g(a)(4)(B)(iv). For purposes of this definition, "individually identifiable health information" shall mean health information, including demographic information collected from an individual, that: (aa) is created or received by a health care provider, health plan, employer or health care clearinghouse; and
(bb) relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual and that (1) identifies the individual; or (2) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.


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


           1.14 REQUIRED BY LAW. The term "Required by Law" shall mean a mandate contained in law that compels the use or disclosure of Protected Health Information and that is enforceable in a court of law. "Required by Law" includes, but is not limited to, court orders and court-ordered warrants; subpoenas or summons issued by a court, grand jury, a governmental or tribal inspector general, or an administrative body authorized to require the production of information; a civil or an authorized investigative demand; Medicare conditions of participation with respect to health care providers participating in the program; and statutes or regulations that require the production of information, including statutes or regulations that require such information if payment is sought under a government program providing public benefits.

           1.15 SERVICES. The term "Services" shall mean the services to be provided by Med-Link as described in Section 2.

           1.16 SPECIFICATIONS. The term "Specifications" shall mean the detailed description of the functionality, the technical design specifications (including such details as may be required to support interface building), file formats, file layouts and any related processes and procedures for the VPN as set forth in Exhibit I.

           1.17 TEST PERIOD. The term "Test Period" shall mean the period of sixty (60) days from the Installation Date.

           1.18 UPGRADES. The term "Upgrades" shall mean enhancements, modifications and improvements of the VPN that Med-Link may develop during the term hereof, including but not limited to modifications or refinements to the VPN that increase the speed, efficiency or ease of operation of the VPN capabilities or functions or otherwise improve the VPN.

           1.19 VIRTUAL PRIVATE NETWORK. The term "Virtual Private Network" or "VPN" shall mean the software, equipment, computer systems, networks and servers that Med-Link owns, operates and maintains for purposes of providing the Services hereunder.

2.         MED-LINK SERVICES.
           -----------------

           On and subject to the terms hereof, Med-Link shall provide to Hospital the following services:

           2.1 IMPLEMENTATION PLAN. The initial Implementation Plan which describes each of the party's respective responsibilities and tasks with respect to the installation and implementation of the VPN, and includes the time periods for the completion of each task is attached at Exhibit II.

           2.2 BASIC SERVICES. Med-Link shall provide to Hospital the Basic Services described in Exhibit III.


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


           2.3 INTERFACE DEVELOPMENT. Med-Link shall provide technical and other assistance to Hospital with respect to the development and design of a Hospital Interface, and any devices and structures necessary for the Hospital System to communicate with the VPN. Hospital shall cooperate with Med-Link in the development and design process of such interfaces, devices and structures and shall furnish any specifications, code or other technical data which may be necessary.

           2.4 SUPPORT SERVICES. During the term hereof, at no additional cost to Hospital, Med-Link shall provide technical services to design, code, check out and deliver amendments or alterations necessary to correct or provide a solution to any error which affects Hospital's use of the VPN or which causes the VPN to fail to operate in accordance with the Documentation. Such services will be promptly accomplished after Hospital has identified and notified Med-Link of such error. Med-Link shall provide Hospital telephone consultation regarding the use and operation of the VPN twenty-four hours per day, 7 days a week. Med-Link shall provide Upgrades of the VPN to Hospital from time to time, as made generally available by Med-Link to users of the VPN.

           2.5 REGULATORY REQUIREMENTS. If during the term of this Agreement, Hospital is required to fulfill any Federal or State mandatory regulatory requirements relating to the use of the VPN which: (i) is applicable to Hospital, (ii) requires the adaptation of the VPN, (iii) cannot be accomplished by Hospital through the use of procedures, tools, programs or utilities available to Hospital, and (iv) becomes effective, or is scheduled to become effective during the term of this Agreement (hereinafter a "Mandatory Regulatory Requirement"), then Med-Link shall make available to Hospital, at no additional cost, and in advance of the effective date(s) of the respective Mandatory Regulatory Requirement, such changes, modifications or additions to the VPN as shall be necessary to adapt the VPN to support Hospital's compliance with such Mandatory Regulatory Requirements.

           2.6 ACCESS. Med-Link shall take all necessary precautions to ensure that only Authorized Persons have access to the VPN and the Data. Hospital shall furnish to Med-Link a list of all Authorized Persons which includes the appropriate level of access to the VPN and the Data granted by Hospital to each Authorized Person. The list of Authorized Users may be updated or revised by Hospital from time to time. The parties acknowledge and agree that Med-Link and each Authorized User shall enter into separate agreements which shall provide that each Authorized User is responsible for any payment obligations with respect to the services rendered by Med-Link to the respective Authorized Users including but not limited to any related licensing and support fees associated with use of the VPN and access to the Data residing thereon.

3.         LICENSES.
           --------

           3.1 LICENSED MATERIALS. Med-Link hereby grants to Hospital and to each Authorized User, a limited, non-exclusive, non-transferable license to use the Licensed Materials, for the purposes described in this Agreement. Such grant does not include any right to (a) resale or commercial use of the Licensed Materials unless otherwise agreed upon by Med-Link and Hospital; or (b) making derivative use of the Licensed Materials. Except as provided in this Section 3, Hospital is not conveyed any right in or under any patent, trademark, copyright or proprietary right of Med-Link or any third party.



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


           3.2 VPN LICENSE. Med-Link hereby grants to Hospital and to each Authorized Person, a limited, non-exclusive, non-transferable license to use the Virtual Private Network and any additional software and equipment which Med-Link makes available in connection therewith. Hospital may not sell, transfer, lease, encumber, assign or otherwise directly or indirectly, dispose of all or part of the VPN, without the express written consent of Med-Link.

4.         HOSPITAL'S RESPONSIBILITIES.
           ----------------------------

           4.1 SOFTWARE AND EQUIPMENT. Hospital shall, at its expense, acquire, install and maintain the software, equipment and services necessary for the use and access of the VPN by Hospital. A schedule of such software, equipment and services is set forth at Exhibit IV.

           4.2 ACCESS TO FACILITY. Hospital shall grant Med-Link access to its facility and Hospital System, at reasonable times and upon prior notice, for purposes of performing the obligations under this Agreement.

5.         WARRANTIES OF MED-LINK.
           ----------------------

           5.1 Med-Link represents and warrants to Hospital, as of the Effective Date hereof, which representations and warranties shall continue in effect throughout the term of this Agreement, that (i) Med-Link is the owner of the VPN, and has the right to license to Hospital the use of the VPN as herein provided, (ii) the VPN will operate fully, accurately and without defect in accordance with the Documentation and will receive, process and respond within the time frames set forth in Exhibit V, (iii) the VPN is free of any viruses, codes or mechanisms that are designed to delete, modify, damage, erase or disable software, hardware or data, including but not limited to, items that are commonly referred to "back doors," "time bombs," "Trojan Horses," or "drop dead" devices, (iv) each of its employees, agents or representatives assigned to perform Services, will have the proper skill, training and background so as to be able to perform in a competent and professional manner, and (v) all Services provided by Med-Link, will be performed in a manner compatible with Hospital's operations.

6.         ACCEPTANCE TESTING.
           -------------------

           During the Test Period, Hospital may test the VPN to ensure that it conforms to the description contained in the Documentation. If during the Test Period the VPN does not perform as described in the Documentation, Hospital shall notify Med-Link, in writing, and describe the problems encountered. Med-Link shall have ten (10) days from the receipt of such notification to correct any reported problems. Upon completion of any corrections, Med-Link shall so notify Hospital. Hospital shall have an additional thirty (30) days following Med-Link's notification to confirm that the problems have been resolved. At the end of such thirty (30) day period, Hospital shall notify Med-Link either that (a) the acceptance testing has been successfully completed, or (b) the VPN still does not conform to the description in the Documentation, in which case, Med-Link shall, at the request of Hospital, deem this Agreement to be terminated and refund any fees paid by Hospital.



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


7.         CONFIDENTIALITY AND PROPRIETARY RIGHTS.
           --------------------------------------

           7.1 CERTAIN DEFINED TERMS. As used in this Section 7, the following terms shall have the following meanings:

           "Confidential Business Information" of a party means all information concerning such party's properties, products, services, employees, finances, businesses and operations, including, without limitation, all information, in whatever form embodied, relating to such party's Creations, but excluding information which (i) is already known to the receiving party or is publicly available at the time of disclosure; (ii) is disclosed to the receiving party by a third party who is not in breach of an obligation of confidentiality; or (iii) becomes publicly available after disclosure through no act of the receiving party.

           "Creations" of a party means all methods of gathering, evaluating, summarizing and communicating medical and other information, training materials and all processes, practices, techniques, algorithms, computer program logic and codes, in whatever form embodied, used by such party in connection with the rendering of its product and service offerings or in the conduct of any aspect of its business, and any documentation related thereto.

           7.2 CONFIDENTIALITY OF BUSINESS INFORMATION. Each party acknowledges that in the course of the performance of this Agreement, it may have access to Confidential Business Information of the other party. Each party agrees to receive and maintain all Confidential Business Information of the other party in strictest confidence using at least the same degree of care it takes in protecting its own Confidential Business Information, but always at least a reasonable degree of care. Except as expressly provided herein or as may be required by law or legal process, each party agrees it will not use Confidential Business Information of the other party for its own benefit or disclose it to third parties without the written consent of the disclosing party.

           7.3 PROPRIETARY RIGHTS. Each party acknowledges that all Creations of the other party constitute valuable property of the other party. Each party shall retain ownership of and all other rights and interests with respect to its Creations (including, without limitation, the content thereof, the ideas and concepts embodied therein, any and all copies, modifications, alterations and enhancements thereto, and any derivative works resulting therefrom), and nothing herein shall be construed as granting to the other party any ownership, license or any other rights of any nature with respect thereto. In furtherance of the foregoing, neither party shall create or attempt to create by reverse engineering or otherwise any Creations of the other party. Each party shall maintain the confidentiality of the Creations of other party in accordance with the provisions of Section 7.2 above.



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


           7.4 TRADEMARKS AND TRADE NAMES.

           7.4.1 Each party to this Agreement reserves the right to control its names and all symbols, trademarks and service marks presently existing or hereafter established with respect to it. Neither party will use the name, symbols, trademarks or service marks of the other party in advertising or promotional materials or otherwise, without the prior written consent of the other party. Each party will cease any permitted usage with respect to the other immediately following the termination of this Agreement.

           7.4.2 Each party shall give the other the opportunity to review and approve any press releases, advertisements, solicitations or other materials describing or referring to the other or the subject matter of this Agreement, and neither party shall make any statements or representations to any persons that are inconsistent with the terms of this Agreement.

           7.5 EQUITABLE RELIEF. Without prejudice to the rights and remedies otherwise available to party, each party shall be entitled to seek equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this Section 7.

           7.6 DATA. Med-Link expressly acknowledges and agrees that title and ownership of the Data, shall at all times remain with Hospital.

8.         PRIVACY OF PROTECTED HEALTH INFORMATION
           ---------------------------------------

           8.1 INITIAL PERMITTED USES AND DISCLOSURES. From and after the Effective Date and continuing until the effective date of the privacy regulations promulgated pursuant to HIPAA (45 CFR Parts 160 and 164), Med-Link may use and disclose the Data only in accordance with this Section 8.1 and as Required by Law.

           (a) PERMITTED USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION. Med-Link may use and disclose Protected Health Information received by Med-Link pursuant to this Agreement in connection with its performance of this Agreement. Med-Link agrees to keep confidential all Protected Health Information generated or used in the course of the performance or administration of this Agreement, and shall not use or disclose Protected Health Information except in conformance with applicable state or federal law, and in conformance with the purposes and provisions of this Agreement. In the event Med-Link discloses to an agent Protected Health Information to carry out its duties under this Agreement or Protected Health Information created by Med-Link on behalf of Customer, Med-Link shall obligate such agent to comply with the provisions of this Agreement applicable to Med-Link with respect to such information.

           8.2 PERMITTED USES AND DISCLOSURES AFTER HIPAA. From and after the effective date of the privacy regulations promulgated pursuant to HIPAA (45 CFR Parts 160 and 164), Med-Link may use and disclose the Data only in accordance with this Section 8.2 and as Required by Law.


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


           (a) PERMITTED USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION. (a) Med-Link may use and disclose Protected Health Information received by Med-Link pursuant to this Agreement:

               (i) to carry out the responsibilities of Med-Link under this Agreement;

               (ii) if necessary, for Med-Link's proper management and administration; and

               (iii) if necessary, to carry out Med-Link's legal responsibilities.

           (b) DISCLOSURE TO AGENTS. In the event Med-Link discloses to an agent Protected Health Information pursuant to Section 8.2(a)(i) or Protected Health Information created by Med-Link on behalf of Hospital, Med-Link shall obligate such agent to comply with the provisions of this Agreement applicable to Med-Link with respect to such information.

           (c) OTHER PERMITTED DISCLOSURES. In the event Med-Link discloses Protected Health Information pursuant to Sections 10.2(a)(ii) or 10.2(a)(iii), Med-Link shall: (i) obtain reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed; and (ii) obligate such person to notify Med-Link of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached. This subsection (c) is not applicable to disclosures Required by Law.

           8.3 SAFEGUARDS FOR PROTECTED HEALTH INFORMATION. Med-Link shall employ appropriate safeguards to prevent the unauthorized use or disclosure of Protected Health Information received by Med-Link pursuant to this Agreement. The current security mechanisms used by Med-Link in connection with the operation of the VPN are described in Exhibit V. Med-Link shall promptly report to Hospital any unauthorized use or disclosure of such Protected Health Information of which Med-Link becomes aware.

           8.4 PATIENT ACCESS TO PROTECTED HEALTH INFORMATION. To the extent required by and in accordance with 45 CFR ss.ss. 164.524 and 164.526, Med-Link shall make available for review and amendment any Protected Health Information to the individual about whom the Protected Health Information pertains. Med-Link shall provide an accounting of disclosures of Protected Health Information made pursuant to this Agreement in accordance with 45 CFR ss. 164.528.

           8.5 HHS ACCESS. Med-Link shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from, or created or received by Med-Link on behalf of, Hospital to the United States Department of Health and Human Services ("HHS") in accordance with Applicable Law.


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


           8.6 RETURN OF DATA UPON TERMINATION. Upon any termination or expiration of this Agreement, Med-Link shall: (a) return or destroy all Protected Health Information received from, or created or received by Med-Link on behalf of, Hospital that Med-Link still maintains in any non-de-identified form and retain no copies of such information; or (b) if Med-Link reasonably determines that such return or destruction is not feasible, extend the protections of this Agreement to such information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible.

9.         COMPENSATION.
           ------------

           In consideration of the Services rendered hereunder, the Hospital shall pay Med-Link in accordance with the schedule set forth as Schedule A.

10.        TERM AND TERMINATION OF AGREEMENT.
           ----------------------------------

           10.1 TERM. This Agreement shall be effective on _____ (the "Effective Date") for an initial term of ______ ( __ ) year(s) (the "Initial Term"), unless terminated sooner upon mutual agreement of the parties or pursuant to Section
10.2 below. The Agreement may be renewed upon the same terms and conditions herein for additional ____ (__) year terms (the "Renewal Terms").

10.2       TERMINATION.

           10.2.1 TERMINATION BY EITHER PARTY. (a) Either party may terminate this Agreement at any time with or without cause by giving not less than sixty
(60) days written notice.

           (b) In the event either party shall give written notice to the other that such party has materially defaulted in the performance of any obligation under this Agreement and such default has not been cured to the reasonable satisfaction of the notifying party within fifteen (15) days following such notice, the notifying party shall have the right to terminate this Agreement upon thirty (30) days written notice of termination.

           (c) In the event that any Applicable Law or agency directive shall prohibit or invalidate this Agreement or any material part thereof, this Agreement may be terminated by either party upon thirty (30) days written notice or at such earlier time as may be required by such Applicable Law or agency directive.

           10.2.2 AUTOMATIC TERMINATION. This Agreement shall terminate automatically upon the loss of the operating certificate of Hospital or the bankruptcy or insolvency of Med-Link.

           10.2.3 TERMINATION BY HOSPITAL. Hospital may terminate this Agreement immediately upon notice to Med-Link of the occurrence of any of the following events:

           (a) The breach by the Med-Link of any representation and warranty set forth in Section 5 or the failure of Med-Link to comply with its obligations hereof; or


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


           (b) The determination of Hospital to cease the operation of the hospital.

           10.2.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, neither party shall have any further obligation hereunder except for:
(i) obligations accruing prior to the date of termination; and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement. Notwithstanding the foregoing, in the event of termination of this Agreement, at the request of Hospital, Med-Link shall continue to provide Services to Hospital at its then-current standard rate for a period of up to ninety (90) days subsequent to such termination to enable Hospital to transition to a substitute system. The foregoing transition period may be extended by mutual written agreement of the parties. Hospital agrees to promptly return to Med-Link any Licensed Materials in its possession upon termination or expiration of this Agreement.

11.        INDEMNIFICATION.
           ---------------

           11.1 Med-Link shall indemnify, hold harmless and defend Hospital, its officers, directors, employees, agents, members, Authorized Persons, and affiliates from and against any and all claims, suits, losses, costs, expenses, fees, liabilities and damages, including interest, penalties and reasonable attorneys' fees and disbursements, arising out of any claim that the VPN infringes a U.S. copyright, a U.S. patent, trademark, trade secret or other intellectual property right held by a third party. Hospital has the right, at its own expense, to participate in the defense of any such action through counsel of its own choosing. In defending such action, Med-Link may at its option: (i) consent, (ii) settle, (iii) procure for Hospital the right to continue using the VPN, or (iv) modify or replace all or part of the VPN so that it no longer infringes, to the extent that the exercise of any such option does not result in a material adverse change in the operational characteristics of the VPN, and so long as equivalent functions and performance provided by the VPN remain following such option. If Med-Link exercises the right to modify or replace the VPN set forth in item (iv) above, the cost of installations, conversions, interfaces, hardware, software licenses and operating systems associated with the modifications and replacements of the VPN shall be at Med-Link's sole expense.

           11.2 Med-Link shall indemnify, defend, protect and hold harmless Hospital its officers, directors, employees, agents, members and affiliates, from and against any and all claims, suits, losses, costs, expenses, fees, liabilities and damages, including interest, penalties and reasonable attorneys' fees and disbursements, arising from or related to a breach of confidentiality related to Protected Health Information, to the extent attributable to the actions or omissions of Med-Link or any of its directors, officers, employees or agents.

           11.3 The indemnification provided under this Section 11 shall supplement and not supercede or replace any protection or rights that may be afforded Med-Link under any insurance policies maintained by such parties that provide coverage for any act that may serve as the basis for a claim of indemnification hereunder.


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


12.        GENERAL PROVISIONS
           ------------------

           12.1 ETHICAL AND RELIGIOUS DIRECTIVES. During the term hereof, Med-Link shall comply with the ethical and religious directives applicable to Catholic health care facilities adopted by the Diocese of Rockville Centre, as interpreted by the Bishop of the Diocese.

           12.2 RELATIONSHIP OF THE PARTIES. In performing the Services described in this Agreement, Med-Link shall act as an independent contractor. In no event shall this Agreement be construed to create a partnership, joint venture or similar relationship or an employer-employee relationship between Hospital and Med-Link.

           12.3 NOTICE. Whenever, under the terms of this Agreement, written notice is required or permitted to be given by any party to any other party, such notice shall be deemed to have been sufficiently given if deposited in the United States mail, in a properly stamped envelope, certified or registered mail, return receipt requested, addressed to the party to whom it is to be given, at the address hereinafter set forth. Either party hereto may change its respective address by written notice in accordance with this Section 12.3.

           to Hospital at:

                               New Island Hospital
                               4295 Hempstead Turnpike
                               Bethpage, New York 11714
                               Attn: Office of the President

           to Med-Link at:

                               Med-Link USA, Inc.
                               560 Broadhollow Road
                               Suite 202
                               Melville, New York 11747
                               Attn: President

           12.4 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties and shall supersede all oral negotiations and prior agreements or understandings between the parties, whether oral or written. The parties acknowledge and agree that they have not made any representations inducing the execution and delivery hereof except for such representations as are specifically set forth herein.

           12.5 MODIFICATIONS AND AMENDMENTS. This Agreement may not be amended or modified in any manner except by a written instrument signed by both parties.

           12.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective agents, affiliates and successors. Med-Link shall have no right to assign this Agreement or any of its rights or obligations hereunder without the Hospital's prior written consent.



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


           12.7 FORCE MAJEURE. Neither party shall be liable to the other party for any delay or failure to perform its obligations under this Agreement to the extent such delay or failure arises from any cause or causes beyond its reasonable control including, without limitation, labor disputes, strikes, other labor or industrial disturbances, acts of God, floods, lightning, shortages of materials, rationing, utility or communications failure (other than its own equipment failures), earthquakes, casualty, war, acts of public enemy, riots, insurrections, embargoes, blockages, or actions, restrictions, regulations or orders of any governmental agency or subdivision thereof. However, the parties shall make good faith efforts to perform under this Agreement in the event of any such circumstances.

           12.8 SECTION HEADINGS. Section headings and sub-headings used herein are for convenience only and shall not affect the construction of this Agreement.

           12.9 GOVERNING LAW. This Agreement shall be governed by and construed pursuant to the laws of the State of New York.

           12.10 NO WAIVER OF BREACH. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

           12.11 LEGAL ACTION. The parties shall promptly notify and shall keep each other advised of any legal actions, proceedings, notices or service of process brought by or against them in connection with the performance of this Agreement.

           12.12 MUTUAL DRAFTING. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professionals participated in the drafting of this Agreement.

           12.13 CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably delayed and such discretion shall be reasonably exercised.

           12.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, and all of which together constitute but one and the same instrument. A facsimile signature of an executed signature page hereof transmitted to a party shall have the same effect as delivery to such party of a manually executed counterpart hereof.

           12.15 RIGHT OF ACCESS. (a) To the extent applicable under Section 1861 (v)(i) of the Social Security Act, as amended by Public Law 86-499, and the regulations promulgated thereunder, 42 CFR Part 420, the parties hereby agree that until the expiration of four years after the furnishing of services under this Agreement, each shall make available upon written request to the Secretary of Health and Human Services, or upon request by the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and such books, documents and records that are necessary to certify the nature and extent of the costs hereunder.

           (b) If Med-Link carries out any of the duties of the Agreement hereunder through a subcontract having a value or cost of $10,000 or more over a twelve month period, such subcontract shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available upon written request to the Secretary of Health and Human Services or upon request to the Comptroller General of the United States or any of their duly authorized representatives, copies of the subcontract necessary to verify the nature and extent of the costs of such subcontract. The provision of this paragraph shall apply only to such contracts as are within the definition established by the Health Care Financing Administration, as may be amended or modified from time to time.

           12.16 SURVIVAL. Sections 7, 8, 10.2.4, 11, 12.11, 12.12, 12.15 and
any other provisions hereof which by its terms was intended to be, or under the particular circumstances at issue can reasonably only be, performed after termination of this Agreement, shall survive the termination or expiration of this Agreement.

           12.17 COMPLIANCE. Without limiting Med-Link's obligation to Hospital hereunder, notwithstanding any other provision in this Agreement, Hospital remains responsible for ensuring that any services provided pursuant to this Agreement complies with all pertinent provisions of Federal, state and local statues, rules and regulations.

           IN WITNESS WHEREOF, the parties hereto have hereunto signed their names on the day and year first above written.

                                         NEW ISLAND HOSPITAL



                                         By:_________________________________
                                             Paul E. Seale
                                             President and C.E.O.



                                         MED-LINK USA, INC.



                                         By:_________________________________
                                             Dr. Michael Carvo
                                             President

                                    EXHIBIT I

                     FUNCTIONAL AND TECHNICAL SPECIFICATIONS

                                   EXHIBIT II

                               IMPLEMENTATION PLAN

                                   EXHIBIT III

                                 BASIC SERVICES

LICENSE




IMPLEMENTATION




TRAINING




INTERFACES




SUPPORT

                                   EXHIBIT IV

                         HARDWARE/SOFTWARE CONFIGURATION


           The following configurations represent the minimum software and hardware requirements to support an implementation of the Virtual Private Network at Hospital's location.

                                    EXHIBIT V

                             RESPONSE TIME WARRANTY

                                   EXHIBIT VI

                          SECURITY FEATURES OF MED-LINK

                                   SCHEDULE A

                                PAYMENT SCHEDULE

                                    EXHIBIT I

                                 SPECIFICATIONS

FUNCTIONALITY

           1)  Phone Message Retrieval Options
           2)  Lab Work & Patient Information Network
           3)  Specifications
           4)  Components provided by Med-link
           5)  Components provided by Hospital

           1)  PHONE MESSAGE RETRIEVAL OPTIONS
               -------------------------------

               Med-link is also an answering service. Messages taken by our operators are typed into our system. Medcall123.com makes the messages available to those doctors subscribing the service from any Internet ready web browser in real time.

               Messages are generated by the Med-link call center in a Microsoft SQL Server 2000 SP2, which combines strong administrative abilities with leading edge XML support. The application layer utilizes Microsoft's .Net technology and is presented to the web browser using IIS 5 with .Net framework extensions. It also provides accessibility from any Internet ready web browser to ensure efficient direct query and data retrieval from the database while utilizing an efficient web page construction.

           2)  LAB WORK & PATIENT INFORMATION NETWORK
               --------------------------------------

           Approved lab work data and other approved data will be available to Medcall123.com from the Hospital database. The features available will provide Physician Users remote access to their individual patients lab work results as well as other specific patient information. The data will be transmitted via a secure point-to-point T1 line. All patient lab work and information will be protected and stored on a secure server with Physician Users accessibility restricted to only their patients.

           3)  SPECIFICATIONS

               A)  Internet Connection
                   1) T1 connection provided by ISP to be determined.
                   2) Other Internet connection for redundancy

               B)   Point-to-Point Connectivity to Hospital
                    1)   2 Cisco Routers
                    2)   2 dsu/csu
                    3)   T1 line provided by ISP to be determined

12.17.1    4)  COMPONENTS PROVIDED BY MED-LINK


                         Two secure web servers Two ISA Microsoft Firewalls or equivalent Two SQL Server 2000 databases or equivalent One Cisco 2600 router or equivalent provided by ISP One Nexland router or equivalent for redundancy and backup

            5) COMPONENTS PROVIDED BY HOSPITAL

                         Point to point T-1 connection between Med-link and Hospital High speed internet connection within Hospital

                                   EXHIBIT II

Although the Implementation Plan calls for specific targets with respect to timing it may take longer or shorter periods. Med-link expects that it would not take longer than six months from the start date to implement VPN.

           12.18 Implementation Plan


           1) HARDWARE         Estimated time of two weeks
              --------
                    a. Router setup and configuration at Med-link and Hospital for the Point-to-Point connectivity.

                    b. Installation and provisioning of the Point-to-Point T1 line. (Already completed by ISP to be determined)



           2) SOFTWARE         Estimated time of five weeks
              --------

                    A) Hospital data Integration, with respect to data conversion.

                    B)   Creation of Lab Work web pages.

                    C) Internal bug corrections and functionality preps and tests



ESTIMATED TIMELINE



      At the end of the two week period



                    1)   Connectivity between Med-link and Hospital.

                     Med-link has capability of accessing data through VPN



      At the end of the four week period

                    1) Hospital data is converted and integrated into the Medcall123.com application

                    2) Hospital and Med-link have completed their automated conversion process and data transfer.



      At the end of the five week period

                    1) System ready for Physician Users login and access of their respective messages, patient information and lab results from any Internet ready web browser.

      At the end of the six week period

                    Acceptance Testing whereby Med-link will issue access numbers and initial passwords to a limited number of Physician Users selected by the hospital to test system.















                                          EXHIBIT III



                                 BASIC SERVICES







LICENSE- Med-link hereby licenses to Hospital the use all equipment and software that has been installed by Med-link or its agents for the proper use and maintenance of the VPN for so long as this agreement is in place.









IMPLEMENTATION- Please see Exhibit II









TRAINING- Med-link will have a kick-off presentation for the hospital and potential users as well as provide written notice of the services provided. Such notices will be sent to all potential users, Hospital and affiliates. Med-link will provide a tutorial manual that goes step-by-step on how to use Medcall123.com. Also provided is a help section and a FAQ which is on the website. It is assumed that the person knows how to operate a PC and use a web browser like Internet Explorer.

INTERFACES- Development and implementation will be provided by Med-link.









SUPPORT- Med-link will provide technical and customer support. Customer support will be available during business hours 9-5 M-F. Questions regarding account setup, cancellation, and billing will be handled by Med-link. Technical support will be available 24/7 in form of e-mail. E-mail will be responded within a 24-hour period and if necessary phone calls for follow up. Technical support will provide answers outside of what is provided in training. Also reports of network outages and performance problems will be addressed here.



Network Availability:



Except for routine maintenance the VPN will be available twenty-four hours a day and seven days a week. Access to the VPN may from time to time be interrupted, restricted or unavailable as a result of connectivity or maintenance. In such cases Med-link will provide notice to its users via the Medcall123 website.

                                   EXHIBIT IV



                         HARDWARE/SOFTWARE CONFIGURATION



           The following configurations represent the minimum software and hardware requirements to support an implementation of the Virtual Private Network at Hospital's location. The cost of third party vendors in connection with the implementation of the Med-link application will be negotiated by Hospital.





Network connectivity:



The Hospital is expected to maintain the cost of the point-to-point T1 connection to Med-link and a dedicated POTS analog line for backup and monitoring.



Internet connectivity:



The Hospital is expected to have universal Internet access with in the Hospital.



Interface connectivity:



The Hospital is expected to provide the data that will be remotely accessed by the Physician Users.

                                    EXHIBIT V



                             RESPONSE TIME WARRANTY





Med-link is within industry standards of the W3C consortium. Accuracy of the website data will provide near real-time performance where data may be updated every 20 min. Medcall123.com will be available through the Internet. The information delivered through the VPN to the Physician Users will depend on various factors including the type of computer equipment, ISP providers the Physician Users may be using and the speed of the transmission provided by their ISP. Med-link gives no warranty of the data being fully accurate but will provide facilities to track wrong information through various checks in our systems.

                                   EXHIBIT VI



                          SECURITY FEATURES OF MED-LINK



Med-link is taking all commercially reasonable steps that are in its control in accordance with industry standards to ensure secure connectivity for the Hospital and its Physician Users through the VPN. Such steps would include implementing the following:



           SECURE SESSION



      SSL (Secure Socket Layer)

a)      Provides security on the browser level using 128-bit encryption.

b)      Public certificates issued from Verisign.

c)      To prevent unauthorized viewing of data and passwords over the Internet.

d)      All authorized users will be issued passwords



SECURE SESSION STATE

                     Application layer ensuring that user has logged on and can only view their own data.



           FIREWALL

                     Med-link is utilizing Microsoft ISA at the Internet interface to protect Med-link's network from hackers.



           POINT-TO-POINT T1

                     Direct private T1 from Med-link to Hospital

                                   SCHEDULE A



                                PAYMENT SCHEDULE



COMPENSATION



Except as described in exhibit 1 section 5 all other costs related to the VPN will be bourn by Med-link. If additional services are required, Med-link will provide services at a labor rate of $40.00 per hour, nevertheless all expenses, if any will be approved by Hospital prior to performance of services.